Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA -- January 6, 2005

For Immediate Release	Contact:	John Kyees Chief Financial Officer (215) 564-2313

Urban Outfitters' Holiday 'Comp' Store Sales Up 14%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the two-month period beginning November first and ending December 31, 2004.

Total Company sales for the two-month Holiday selling season jumped 47% to a record $194.6 million. Total comparable store sales for the two months at Anthropologie, Free People and Urban Outfitters were up 18%, 64%, and 11%, respectively, for a combined 14% increase, versus a combined 20% 'comp' increase for the same period last year. Direct-to-consumer sales shot up 74% for the period, with significant growth at both Anthropologie Direct and Urban Direct. Free People wholesale sales for the period more than doubled, rising by 175%.

Comparable store sales for the calendar month of December grew by a combined 15% with Anthropologie, Free People and Urban Outfitters reporting gains of 18%, 61% and 12%, respectively, against the same month in the prior year. Direct-to-consumer sales rose 57% while Free People wholesale sales surged ahead 122%. Sales (issuance) of gift cards during the Holiday period were up 61% against the same Holiday period last year, increasing by over $2.7 million.

"During the two-month Holiday selling season, sales in the stores, through the direct channels and to our wholesale customers were exceptional", said Richard A. Hayne, Chairman and President. "This December, 93% of our stores recorded their highest single-month sales volume ever. While we are deeply gratified by these Holiday results, especially given the strong same-store sales last year, we remain cautious as we approach the more difficult 'comp' store sales comparisons in the first quarter of next year."

Total Company sales for the 11-month period jumped 53% to a record $770.7 million. Total comparable store sales for the 11 months were up 23%. Direct-to-consumer sales rose 87% for the period, with significant growth at both Anthropologie Direct and Urban Direct. Free People wholesale sales increased 59% for the period.

The Company has opened 13 Anthropologie stores, 14 Urban Outfitters stores and 1 Free People store -- 28 new stores in total during the fiscal year. This is slightly higher than our previously stated goal of 25 to 27 new stores. Management expects to release the Company's Fourth Quarter and FY 2005 sales results on February 3, 2005.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 75 Urban Outfitters stores in the United States, Canada, and Europe; an Urban web site; 65 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company's wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through 2 Free People stores and a web site.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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